XIII.	PROXY VOTING POLICY AND PROCEDURES

A.	Policy

Proxy voting is an important right of shareholders and reasonable care and diligence must be undertaken to ensure that such rights are properly and timely exercised.  When SMI-AS has discretion to vote the proxies of its clients, it will vote those proxies in the best interest of its clients and in accordance with these policies and procedures.

B.	Proxy Voting Procedures

All proxies received by SMI-AS will be sent to the Chief Compliance Officer (CCO). The CCO will:

Keep a record of each proxy received.

Forward the proxy to a portfolio manager.

Determine which accounts managed by SMI-AS holds the security to which the proxy relates.

Provide the Portfolio Manager and the Senior Portfolio Manager with a list of accounts that hold the security, together with the number of votes each account controls (reconciling any duplications), and the date by which SMI-AS must vote the proxy in order to allow enough time for the completed proxy to be returned to the issuer prior to the vote taking place.

Absent material conflicts (see Section IV), the Portfolio Manager & CCO will determine how SMI-AS should vote the proxy.  The CCO is responsible for completing the proxy and mailing the proxy in a timely and appropriate manner.

SMI-AS may retain a third party to assist it in coordinating and voting proxies with respect to client securities.  If so, the Compliance Officer shall monitor the third party to assure that all proxies are being properly voted and appropriate records are being retained.

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C.	Voting Guidelines

In the absence of specific voting guidelines from a client, SMI-AS will vote proxies in the best interest of each particular client, which may result in different voting results for proxies for the same issuer.  SMI-AS believes that voting proxies in accordance with the following guidelines is in the best interest of its client.

Generally, SMI-AS will vote in favor of routine corporate housekeeping proposals, including election of directors (where no corporate governance issues are implicated), selection of auditors, and increases in or reclassification of common stock.

Generally, SMI-AS will vote against proposals that make it more difficult to replace members of the issuer’s board of directors, including proposals to stagger the board, cause management to be overrepresented on the board, introduce cumulative voting, introduce unequal voting rights, and create supermajority voting.

For other proposals, SMI-AS shall determine whether a proposal is in the best interest of its clients and may take into account the following factors, among others:

Whether the proposal was recommended by management and SMI-AS opinion of management;

Whether the proposal acts to entrench existing management; and

Whether the proposal fairly compensates management for past and future performance.

SMI-AS reserves the right to add to these factors as it deems necessary in order to ensure that further categories of proposals are covered and that the general principles in determining how to vote all proxies are fully stated.

D.	Conflicts of Interest

The CCO will identify any conflicts that exist between the interest of SMI-AS and its clients.  This examination will include a review of the relationship of SMI-AS and its affiliates with the issuer of each security [and any of the issuer’s affiliates] to determine if the issuer is a client of SMI-AS or an affiliate of SMI-AS or has some other relationship with SMI-AS or a client of SMI-AS.

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If a material conflict exist, SMI-AS will determine whether voting in accordance with the voting guidelines and factors described above is in the best interest of the client.  SMI-AS  will also determine whether it is appropriate to disclose the conflict to the affected clients and, except in the case of clients that are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), give the clients the opportunity to vote their proxies themselves. In the case of ERISA clients, if the Investment Management Agreement reserves to the ERISA client the authority to vote proxies when  SMI-AS determines it has a material conflict that affects its best judgment as an ERISA fiduciary, SMI-AS will give the ERISA client the opportunity to vote the proxies themselves.

E.	Disclosure

SMI-AS will disclose in its Form ADV Part II that clients may contact the Compliance Officer, via e-mail or telephone at (812) 376-7320 Ext. #2, in order to obtain information on how SMI-AS voted such client’s proxies, and to request a copy of these policies and procedures. If a client requests this information, the Compliance Officer will prepare a written responses to the client that lists, with respect to each voted proxy that the client has inquired about, (1) the name of the issuer; (2) the proposal voted upon and (3) how SMI-AS voted the client’s proxy.

A concise summary of these Proxy Voting Policies and Procedures will be included in SMI-AS Form ADV Part II, and will be updated whenever these policies and procedures are updated.  The CCO will arrange for a copy of this summary to be sent to all existing clients, either as a separate mailing or along with a periodic account statement or other correspondence sent to clients.

F.	Record Keeping

The CCO will maintain files relating to SMI-AS proxy voting procedures.  Records will be maintained and preserved for five years from the end of the fiscal year during which the last entry was made on a record, with records for the first two years kept in the offices of SMI-AS.  Records of the following will be included in the files:

Copies of these proxy voting policies and procedures and any amendments thereto.

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A copy of each proxy statement that SMI-AS receives provided however that SMI-AS may rely on obtaining a copy of proxy statements from the SEC’s EDGAR system for those proxy statements that are so available.  SMI-AS may also choose to have a third party retain a copy of the proxy statements, provided that third party undertakes to provide a copy of the proxy statement promptly upon request.

A record of each vote that SMI-AS casts.  SMI-AS may also rely on a third party to retain a copy of the votes cast, provided that third party undertakes to provide a copy of the record promptly upon request.

A copy of any document SMI-AS created that was material to making a decision how to vote proxies, or that memorializes that decision.

A copy of each written client request for information on how SMI-AS voted such client’s proxies, and a copy of any written response to any (written and oral) client request for information on how SMI-AS voted its proxy.

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